Exhibit 12

                                  TUCSON ELECTRIC POWER COMPANY
                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                            (IN THOUSANDS)

                                                                12 Months Ended
                                                                ----------------
                                             Dec. 31,    Dec. 31,   Dec. 31,   Dec. 31,   Dec. 31,
                                              1999        1998       1997       1996       1995
                                             -----------------------------------------------------
FIXED CHARGES:
  Interest on Long-Term Debt (1)             $66,836    $72,672    $66,247    $59,836    $69,174
  Other Interest (2)                         $13,081    $13,207     $9,640    $11,721     $9,113
  Interest on Capital Lease Obligations (3)  $82,414    $81,823    $83,019    $84,383    $83,986
                                             -----------------------------------------------------
TOTAL FIXED CHARGES                         $162,331   $167,702    $158,906  $155,940   $162,273



NET INCOME                                   $73,475    $41,676     $83,572  $120,852    $54,905

LESS:
	Extraordinary Income - Net of Tax        $22,597         $0          $0        $0         $0
                                             ----------------------------------------------------
NET INCOME FROM CONTINUING OPERATIONS        $50,878    $41,676     $83,572  $120,852    $54,905

ADD (DEDUCT):
  Income Taxes - Operating Expense           $18,268    $18,372     $19,297    $9,795     $8,920
  Income Taxes - Other                        $4,082      ($794)   ($41,401) ($91,950)  ($29,356)
  Total Fixed Charges                       $162,331   $167,702    $158,906  $155,940   $162,273
                                             -----------------------------------------------------
TOTAL EARNINGS BEFORE TAXES
AND FIXED CHARGES                           $235,559   $226,956    $220,374  $194,637   $196,742



RATIO OF EARNINGS TO FIXED CHARGES             1.451      1.353       1.387     1.248      1.212


(1)  Amounts have been restated for years ended 1996 and 1997 to conform to current year's presentation.

(2)  Excludes recognition of Allowance for Borrowed Funds Used during Construction.

(3)  Capital Lease Interest Paid from Statement of Cash Flows.

